Exhibit 99.1

Therapeutic Potential of LPCN 1144 in NAFLD/NASH

Background & Aims

Male hypogonadism is an underappreciated comorbidity in non-alcoholic fatty liver disease (NAFLD)/ steatohepatitis (NASH). A significant overlap of comorbidities such as obesity, hypertension, hypertriglyceridemia, type 2 diabetes, and metabolic syndrome, exists between hypogonadism and NAFLD/NASH.

Herein we report the prevalence of NAFLD in hypogonadal patients and the potential utility of orally bioavailable prodrug of bioidentical testosterone (LPCN1144), delivered lymphatically, in NAFLD/NASH.

Method

The Liver Fat Study (LFS) is a 16-week open-label, multi-center, single arm study with LPCN 1144 treatment in subjects (N=36) assessing potential NAFLD/NASH prevalence and liver fat (LF) changes.

The Study of Androgen Replacement (SOAR) trial was an active controlled (topical testosterone gel) randomized multicenter 52-week study with LPCN 1144.

Results

In the LFS, about 58 % of hypogonadal patients were identified as having NAFLD. Among the patients with NAFLD, obesity was the most prevalent comorbidity. NAFLD was about 2-fold overrepresented in hypogonadal patients compared to US general population.

At interim visit (8 weeks) mean absolute and relative liver fat reduction in patients with LF ≥ 10 % at baseline were 7.6% and 38%, respectively. 28% of NAFLD (LF ≥ 5%) confirmed subjects experienced NAFLD resolution with LPCN 1144.

In the SOAR trial, subjects with elevated baseline serum liver enzymes (ALT, GGT) and cardiovascular risk markers (TG, Lp-PLA2, LDL-C) experienced significant reductions. Significant rates of patients with above-normal levels of liver enzymes and lipids at BL ended with normal levels post LPCN 1144 therapy: ALT = 52%, GGT = 31%, TG = 34%, and LDL-C = 56%.

Changes of TG for patients with above-normal levels at BL were reduced with oral LPCN 1144 compared with topical T gel: -64 mg/dL vs. +13 mg/dL, respectively. SHBG change for all patients with oral LPCN 1144 and Topical T gel: -19.5% vs. +8.3%, respectively.

Greater reductions of TG and ALP were observed with oral LPCN 1144 as in patients key comorbidities compared with topical T gel.

LPCN 1144, with up to 52 weeks exposure, exhibited no adverse drug reaction in the Hepatobilliary System Organ Class (e.g., peliosis hepatitis, hepatic neoplasms, cholestatic hepatitis and jaundice), no major adverse cardiac events (MACE), no signs of increased skeletal fragility or nephrotoxicity, and good gastrointestinal tolerability.

Conclusion

Evaluation of NAFLD/NASH should be considered in hypogonadal males. LPCN 1144 therapy meaningfully reduces liver fat in hypogonadal males, suggesting utility as a NAFLD/NASH therapy. Biomarker data support unique benefits of oral over topical testosterone options.